Exhibit 99.1

Thomas Melito
NEWS RELEASE	Vice President - Treasurer
FOR IMMEDIATE RELEASE	(972) 409-1527

Michaels Stores, Inc. Reports Improved Second Quarter Operating Results

IRVING, Texas — August 25, 2009 — Michaels Stores, Inc. reported net income for the quarter ended August 1, 2009, of $2 million compared to a $30 million loss for the quarter ended August 2, 2008. For the first half of fiscal 2009, the Company reported net income of $6 million compared to a $50 million net loss for first half of fiscal 2008.

John Menzer, Chief Executive Officer, said, “A corporate-wide focus on sales and creating a fun customer environment in our stores coupled with a strong emphasis on expense control has led to improved sales and operating results for the quarter. The customer continues to be value oriented and selective about what she buys. She has responded favorably to newness and events introduced this year including, our Impulse, Bakeware and Beads & Jewelry Making categories.

“Michaels will continue to deliver exciting new merchandise during the third quarter and we are looking forward to the offerings we have planned for the fall and holiday seasons. The economic outlook for the second half of 2009 is still uncertain but our focus is clear. We will focus on sales through creative and inspirational merchandise offerings at a great value, improved store execution, and an unwavering commitment to customer satisfaction,” noted Mr. Menzer.

Operating Results

Net sales for the quarter ended August 1, 2009, were $807 million, a 1.4% increase over last year’s net sales of $796 million. Same-store sales for the quarter declined 0.8% due to a 7.0% decrease in average ticket and a 6.2% increase in transactions. Canadian currency translation adversely affected same-store sales for the second quarter by approximately 100 basis points.

Net sales for the six month period ended August 1, 2009, increased 1.0% to $1.659 billion from $1.643 billion for the same period last year. Same-store sales declined 1.4% over the same period a year ago on a 5.2% decrease in average ticket, a 4.0% increase in transactions, and a negative 0.2% impact from deferred custom framing revenue. Canadian currency translation adversely affected same-store sales for the first six months of fiscal 2009 by approximately 130 basis points.

The Company’s second quarter gross margin increased 50 basis points to 35.4% driven by a merchandise margin improvement of 20 basis points related to the Company’s profit optimization efforts and a 30 basis point reduction in occupancy costs due to lower utilities and amortization expense. Year-to-date gross margin decreased 60 basis points to 36.2% driven by a decrease of 50 basis points in merchandise margin and a decreased leverage of 10 basis points in occupancy costs. The decrease in merchandise margin was principally due to clearance and promotional programs associated with the introduction of new product for merchandise reset activities.

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063

(972) 409-1300

Selling, general and administrative expense in the second quarter decreased $14 million to $232 million, or as a percent of sales, to 28.7% compared to 30.9% in the second quarter of fiscal 2008. The decrease is primarily the result of reductions in payroll, severance and depreciation expense compared to last year.  Additionally, prior year amounts include non-recurring consulting expenses for studies related to consumer insights and other strategic initiatives. Year-to-date selling, general and administrative expense decreased $40 million to $478 million, or as a percent of sales declined 270 basis points, to 28.8% of sales from 31.5% last year for the reasons previously mentioned as well as reduced bonus expense for the six month period.

Operating income for the second quarter of fiscal 2009 increased $23 million to $50 million, or 6.2% percent of sales, compared to 3.4% for the second quarter of fiscal 2008. Year-to-date operating income was $114 million, or 6.9% of sales, versus $75 million, or 4.6% of sales, for the first half of fiscal 2008.

Interest expense was lower by $14 million and $29 million for the quarter and first half, respectively, due to a lower average interest rate on our floating rate debt and lower average debt levels.

Adjusted EBITDA for the second quarter of fiscal 2009 increased 16.4% or approximately $12 million to $85 million, from $73 million for the same period last year. Year-to-date Adjusted EBITDA was $192 million, or 11.6% of sales, versus $170 million, or 10.3% of sales, in the first half of fiscal 2008. The Company presents Adjusted EBITDA to provide additional information to evaluate its operating performance and its ability to service its debt. Reconciliations of GAAP measures to non-GAAP Adjusted EBITDA presented herein are included at the end of this press release.

Balance Sheet and Cash Flow

As of August 1, 2009, the Company’s cash balance was $36 million. Second quarter debt levels declined $70 million to $3.964 billion compared to$4.034 billion as of the end of second quarter of fiscal 2008.  Availability under the revolving credit facility was $526 million. During the quarter, the Company also made a $5.9 million amortization payment on its Senior Secured Term Loan.

Average inventory per Michaels store at the end of the second quarter of fiscal 2009, inclusive of distribution centers, was down 1.1% to $889,000 compared to $899,000 at the end of the second quarter of fiscal 2008. The decrease in average inventory per store is primarily due to lower freight costs. The Company expects average inventory levels to be down to last year as of the end of fiscal 2009.

Capital spending for the six months ended August 1, 2009, totaled $17 million, with $12 million attributable to real estate activities, such as new, relocated, existing and remodeled stores, and $5 million for strategic initiatives and maintenance activities.

During the first half of fiscal 2009, the Company opened 14 new stores and relocated four Michaels stores and closed six Aaron Brothers stores.

The Company will host a conference call at 4:00 p.m. Central time on Wednesday, August 26, 2009, including Chief Executive Officer, John Menzer and Executive Vice President and Chief Financial Officer, Elaine Crowley. Those who wish to participate in the call may do so by dialing 973-935-8513, conference ID# 79813841. Any interested party will also have the opportunity to access the call via the internet at www.michaels.com. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 30 days after the date of the event. Recordings may be accessed at www.michaels.com or by phone at 800-642-1687, PIN # 79813841.

Michaels Stores, Inc. is North America’s largest specialty retailer of arts, crafts, framing, floral, wall décor and seasonal merchandise for the hobbyist and do-it-yourself home decorator. As of August 21, 2009, the Company owns and operates 1,023 Michaels stores in 49 states and Canada, and 155 Aaron Brothers stores.

This news release may contain forward-looking statements that reflect our plans, estimates and beliefs. Any statements contained herein (including, but not limited to, statements to the effect that the Company or its management “anticipates,” “plans,” “estimates,” “expects,” “believes” and other similar expressions) that are not statements of historical fact should be considered forward-looking statements and should be read in conjunction with our consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended January 31, 2009.  Specific examples of forward-looking statements include, but are not limited to, forecasts of same-store sales growth, operating income and forecasts of other financial performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not necessarily limited to: the impact on our results of operations, cash flows and financial condition if the worldwide economic downturn continues or deteriorates further;  risks related to our substantial indebtedness; our debt agreements contain restrictions that limit our flexibility in operating our business; our growth depends on our ability to open new stores; our success will depend on how well we manage our business; changes in customer demand could materially adversely affect our sales, operating results and cash flow;  unexpected or unfavorable consumer responses to our promotional or merchandising programs could materially adversely affect our sales, operating results and cash flow; changes in newspaper subscription rates may result in reduced exposure to our circular advertisements; improvements to our supply chain may not be fully successful; our suppliers may fail us;  our reliance on foreign suppliers increases our risk of obtaining adequate, timely, and cost-effective product supplies; risks associated with the vendors from whom our products are sourced could materially adversely affect our revenue and gross profit; product recalls and/or product liability, as well as changes in product safety and other consumer protection laws,  may adversely impact our operations, merchandise offering, reputation and financial position; significant increases in inflation or commodity prices such as petroleum, natural gas, electricity, steel and paper may adversely affect our costs, including cost of merchandise; we are co-sourcing certain of our information technology and accounts payable functions and may co-source other administrative functions, which will make us more dependent upon third parties; our information systems may prove inadequate; we may fail to optimize or adequately maintain our perpetual inventory and automated replenishment systems; failure to adequately maintain the security of our electronic and other confidential information could materially adversely affect our financial condition and operating results; if the Employee Free Choice Act is adopted, it would be easier for our associates to obtain union representation and our businesses could be adversely impacted; a weak fourth quarter would materially adversely affect our operating results; competition could negatively impact our operations; the interests of our controlling stockholders may conflict with the interests of our creditors; and other factors as set forth in our prior filings with the Securities and Exchange Commission, including those set forth under Item 1A “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 31, 2009.  We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.

This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).

Michaels Stores, Inc.

Supplemental Disclosures Regarding Non-GAAP Financial Information

The following table sets forth the Company’s Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”).  The Company defines EBITDA as net income before interest, income taxes, discontinued operations, goodwill impairment, depreciation and amortization. Additionally, the table presents Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”).  The Company defines Adjusted EBITDA as EBITDA adjusted for certain defined amounts that are added to, or subtracted from, EBITDA in accordance with the Company’s credit agreements (collectively, the “Adjustments”). The Adjustments are described in further detail in the footnotes to the table below.

The Company has presented EBITDA and Adjusted EBITDA in this press release to provide investors with additional information to evaluate our operating performance and our ability to service our debt.  The Company uses EBITDA, among other things, to evaluate operating performance, to plan and forecast future periods’ operating performance and as an incentive compensation target for certain management personnel. The Company uses Adjusted EBITDA in its assessment to make restricted payments, as defined within its Senior Secured term loan which was executed on October 31, 2006.  Contained in that agreement are limitations on the Company’s ability to make restricted payments, with the eligibility to make such payments partly dependent upon Adjusted EBITDA.

As EBITDA and Adjusted EBITDA are not measures of operating performance or liquidity calculated in accordance with U.S. GAAP, these measures should not be considered in isolation of, or as a substitute for, net income, as an indicator of operating performance, or net cash provided by operating activities as an indicator of liquidity.  Our computation of EBITDA and Adjusted EBITDA may differ from similarly titled measures used by other companies. As EBITDA and Adjusted EBITDA exclude certain financial information compared with net income and net cash provided by operating activities, the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded. The table below shows a reconciliation of EBITDA and Adjusted EBITDA to net earnings and net cash provided by operating activities.

Michaels Stores, Inc.

Consolidated Statements of Operations

(In millions)

(Unaudited)

Subject to reclassification

	Quarter Ended		Six Months Ended
	August 1,	August 2,	August 1,	August 2,
	2009	2008	2009	2008
Net sales	$807	$796	$1,659	$1,643
Cost of sales and occupancy expense	521	518	1,058	1,039
Gross profit	286	278	601	604
Selling, general, and administrative expense	232	246	478	518
Related party expenses	3	4	7	8
Store pre-opening costs	1	1	2	3
Operating income	50	27	114	75
Interest expense	62	76	125	154
Other (income) and expense, net	(14)	—	(20)	—
Income (loss) before income taxes	2	(49)	9	(79)
Provision (benefit) for income taxes	—	(19)	3	(29)
Net income (loss)	$2	$(30)	$6	$(50)

Michaels Stores, Inc.

Consolidated Balance Sheets

(In millions, except share and per share amounts)

(Unaudited)

Subject to reclassification

	August 1,	January 31,	August 2,
	2009	2009	2008
ASSETS
Current assets:
Cash and equivalents	$36	$33	$45
Merchandise inventories	950	900	938
Prepaid expenses and other	75	73	71
Deferred income taxes	41	41	31
Income tax receivable	16	2	42
Total current assets	1,118	1,049	1,127
Property and equipment, at cost	1,228	1,214	1,187
Less accumulated depreciation	(883)	(832)	(777)
	345	382	410
Goodwill	94	94	94
Debt issuance costs, net of accumulated amortization of $47, $39, and $30, respectively	78	86	95
Deferred income taxes	14	12	—
Other assets	26	2	2
	212	194	191
Total assets	$1,675	$1,625	$1,728

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$216	$230	$244
Accrued liabilities and other	288	275	304
Current portion of long-term debt	198	173	286
Income taxes payable	—	2	—
Current liabilities - discontinued operations	1	1	2
Total current liabilities	703	681	836
Long-term debt	3,766	3,756	3,748
Deferred income taxes	—	—	4
Other long-term liabilities	79	74	78
Long-term liabilities - discontinued operations	1	1	1
Total long-term liabilities	3,846	3,831	3,831
	4,549	4,512	4,667
Commitments and contingencies Stockholders’ deficit:
Common Stock, $0.10 par value, 220,000,000 shares authorized; 118,387,229 shares issued and outstanding at August 1, 2009; 118,376,402 shares issued and outstanding at January 31, 2009; 118,382,402 shares issued and outstanding at August 2, 2008	12	12	12
Additional paid-in capital	32	27	15
Accumulated deficit	(2,925)	(2,931)	(2,976)
Accumulated other comprehensive income	7	5	10
Total stockholders’ deficit	(2,874)	(2,887)	(2,939)
Total liabilities and stockholders’ deficit	$1,675	$1,625	$1,728

Michaels Stores, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

Subject to reclassification

	Six Months Ended
	August 1,	August 2,
	2009	2008
Operating activities:
Net income (loss)	$6	$(50)
Adjustments:
Depreciation and amortization	58	63
Share-based compensation	4	4
Deferred financing costs amortization	8	8
Accretion of subordinated discount notes	22	19
Changes in assets and liabilities:
Merchandise inventories	(43)	(94)
Prepaid expenses and other	(5)	—
Deferred income taxes and other	(23)	2
Accounts payable	7	18
Accrued interest	1	(34)
Accrued liabilities and other	7	6
Income taxes receivable	(17)	(37)
Other long-term liabilities	5	(3)
Net cash provided by (used in) operating activities	30	(98)

Investing activities:
Additions to property and equipment	(17)	(39)
Net cash used in investing activities	(17)	(39)
Financing activities:
Borrowings on asset-based revolving credit facility	441	506
Payments on asset-based revolving credit facility	(415)	(341)
Repayments on senior secured term loan facility	(12)	(12)
Repurchase of new Common Stock	—	(1)
Payments of capital leases	—	(4)
Change in cash overdraft	(23)	6
Other	(1)	(1)
Net cash (used in) provided by financing activities	(10)	153

Net increase in cash and equivalents	3	16
Cash and equivalents at beginning of period	33	29
Cash and equivalents at end of period	$36	$45

Supplemental Cash Flow Information:
Cash paid for interest	$93	$160
Cash paid for income taxes	$19	$11

Michaels Stores, Inc.

Summary of Operating Data

(Unaudited)

The following table sets forth the percentage relationship to net sales of each line item of our unaudited consolidated statements of operations (schedule may not foot due to rounding):

	Quarter Ended		Six Months Ended
	August 1,	August 2,	August 1,	August 2,
	2009	2008	2009	2008
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy expense	64.6	65.1	63.8	63.2
Gross profit	35.4	34.9	36.2	36.8
Selling, general, and administrative expense	28.7	30.9	28.8	31.5
Related party expenses	0.4	0.5	0.4	0.5
Store pre-opening costs	0.1	0.1	0.1	0.2
Operating income	6.2	3.4	6.9	4.6
Interest expense	7.8	9.5	7.5	9.4
Other (income) and expense, net	(1.8)	—	(1.2)	—
Income (loss) before income taxes	0.2	(6.1)	0.6	(4.8)
Income tax provision (benefit)	—	(2.3)	0.2	(1.8)
Net income (loss)	0.2%	(3.8)%	0.4%	(3.0)%

The following table sets forth certain of our unaudited operating data:

	Quarter Ended		Six Months Ended
	August 1,	August 2,	August 1,	August 2,
	2009	2008	2009	2008
Michaels stores:
Retail stores open at beginning of period	1,020	980	1,009	963
Retail stores opened during the period	3	11	14	28
Retail stores opened (relocations) during the period	—	3	4	6
Retail stores closed during the period	—	—	—	—
Retail stores closed (relocations) during the period	—	(3)	(4)	(6)
Retail stores open at end of period	1,023	991	1,023	991

Aaron Brothers stores:
Retail stores open at beginning of period	156	164	161	166
Retail stores opened during the period	—	—	—	—
Retail stores opened (relocations) during the period	—	1	—	1
Retail stores closed during the period	(1)	—	(6)	(2)
Retail stores closed (relocations) during the period	—	(1)	—	(1)
Retail stores open at end of period	155	164	155	164

Total store count at end of period	1,178	1,155	1,178	1,155

Other operating data:
Average inventory per Michaels store (in thousands) (1)	$889	$899	$889	$899
Comparable store sales decrease (2)	(0.8)%	(2.6)%	(1.4)%	(2.8)%

Michaels Stores, Inc.

Footnotes to Financial and Operating Data Tables

(Unaudited)

(1)          Average inventory per Michaels store calculation excludes Aaron Brothers.

(2)          Comparable store sales increase represents the increase in net sales for stores open the same number of months in the indicated period and the comparable period of the previous year, including stores that were relocated or expanded during either period. A store is deemed to become comparable in its 14th month of operation in order to eliminate grand opening sales distortions.  A store temporarily closed more than 2 weeks due to a catastrophic event is not considered comparable during the month it closed.  If a store is closed longer than 2 weeks but less than 2 months, it becomes comparable in the month in which it reopens, subject to a mid-month convention.  A store closed longer than 2 months becomes comparable in its 14th month of operation after its reopening.

Michaels Stores, Inc.

Reconciliation of Adjusted EBITDA

(in millions)

	Quarter	Quarter	Six months	Six months
	ended	ended	ended	ended
	August 1, 2009	August 2, 2008	August 1, 2009	August 2, 2008

Cash flows from operating activities	$28	$(15)	$30	$(98)
Depreciation and amortization	(28)	(32)	(58)	(63)
Share-based compensation	(2)	(1)	(4)	(4)
Deferred financing cost amortization	(4)	(4)	(8)	(8)
Accretion of subordinated discount notes	(11)	(10)	(22)	(19)
Changes in assets and liabilities	19	32	68	142
Net income (loss)	2	(30)	6	(50)
Interest expense	62	76	125	154
Income tax (benefit) provision	—	(19)	3	(29)
Depreciation and amortization	28	32	58	63
EBITDA	92	59	192	138
Adjustments:
Share-based compensation	2	1	4	4
Sponsor Fees	3	3	7	7
Termination expense	—	4	3	11
Pre-opening costs	—	2	1	4
Multi-year initiatives (1)	—	—	—	—
Foreign currency translation gains/losses	(4)	—	(5)	—
Store closing costs	2	2	3	2
Gain on interest rate cap	(11)	—	(15)	—
Other (2)	1	2	2	4
Adjusted EBITDA	$85	$73	$192	$170

(1) Multi-year initiatives relate to store remodel costs.

(2) Other adjustments relate to items such as the moving & relocation expenses, franchise taxes and legal settlements.